Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Baudax Bio, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-235408 and 333-243488) on Form S-3 and in the registration statement (No. 333-235377) on Form S-8 of Baudax Bio, Inc. of our report dated February 16, 2021, with respect to the consolidated balance sheets of Baudax Bio, Inc. as of December 31, 2020 and 2019, the related consolidated and combined statements of operations, shareholders’ equity, and cash flows for each of the years then ended, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Baudax Bio, Inc.

Our report dated February 16, 2021 contains an explanatory paragraph that states that Baudax Bio, Inc. has incurred recurring losses and negative cash flows from operations and has an accumulated deficit of $112.3 million as of December 31, 2020 that raise substantial doubt about its ability to continue as a going concern. The consolidated and combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 16, 2021